EX 99.1

NEWS RELEASE	Contact:
ICR Investor Relations Garrett Edson: (484) 320-5800
Media Phil Denning: (203) 682-8200
FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES FISCAL 2014 FIRST QUARTER RESULTS

Berwyn, Pennsylvania – October 30, 2013 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal 2014 first quarter ended September 30, 2013.

Fiscal Year 2014 First Quarter Highlights

•	Total consolidated revenue was $261.6 million for the quarter, a decrease of 5.5%, or $15.1 million, compared to the prior-year period. On a constant currency basis, total consolidated revenue decreased 3.6% compared to the prior-year period.

•	Total unsecured consumer lending revenue was $170.2 million for the quarter, representing a decrease of $4.8 million, or 2.7%, on a constant currency basis compared to the prior-year period, due primarily to the impact of the continued regulatory transition in the United Kingdom. Revenue from internet-based loans was $59.8 million, representing a decrease of $14.9 million, or 19.7%, on a constant currency basis compared to the prior-year period.

•	Total revenue from pawn lending for the quarter was $21.9 million, an increase of $2.0 million, or 10.3%, on a constant currency basis compared to the prior-year period. This increase in revenues was achieved despite pawn lending interest and the margin on the disposition of unredeemed pawn pledge inventory being unfavorably impacted by a year-over-year decline in gold prices.

•	Consolidated adjusted EBITDA was $48.9 million for the quarter compared to $72.9 million for the prior-year period. On a constant currency basis, consolidated adjusted EBITDA decreased by $21.9 million compared to the prior-year period.

•	Diluted pro forma operating earnings per share was $0.16 for the quarter compared to $0.47 for the prior-year period.

•	Diluted earnings per share on a GAAP basis was a loss of $0.02 for the quarter compared to a positive $0.19 for the prior-year period.

•	Company maintains its guidance range of adjusted EBITDA between $200.0 million and $240.0 million, and introduces diluted pro forma operating earnings per share guidance of between $0.65 and $1.27 for fiscal year 2014.

A table reconciling pro forma income before income taxes and diluted pro forma operating earnings per share to GAAP basis income before income taxes and adjusted EBITDA is presented at the back of this news release.

“Our overall fiscal first quarter performance was in-line with our expectations, as we are still in the midst of a transition period in the United Kingdom,” said Jeff Weiss, the Company’s Chairman and Chief Executive Officer. “During the quarter, we completed the implementation of a number of regulatory related changes across our three retail and internet lending platforms in the United Kingdom. These loan program modifications addressed issues raised by the Office of Fair Trading (OFT) in their responsible lending guidelines, which mostly pertain to loan disclosures, loan affordability assessments, loan extension limitations and collection practices. As a result of our conservative interpretation of these guidelines, we believe many of the modifications we made are more restrictive than the current policies of many of our competitors, which has presently positioned our Company at a competitive disadvantage compared to other lenders. However, recently issued proposals published by the Financial Conduct Authority (FCA), which will take over regulation of the industry in the United Kingdom on April 1, 2014, set forth for public comment additional restrictions on the terms and conditions for short-term loan products, and suggested a timeline for implementing these changes by July 1, 2014. We believe these new lending proposals strongly favor lenders with more robust credit scoring and collections capabilities, due principally to the tighter restrictions on the use of automated collection practices. Our Company proactively made substantial investments in fiscal 2013 in the expansion of our collections and call center facilities, as well as the latest dialer technology to enable us to better support and manage a more traditional manual collections-oriented process. As a result, we believe we will be very well positioned in the new U.K. operating environment once the FCA promulgates its final guidelines.”

Fiscal 2014 First Quarter Financial Results
For the quarter ended September 30, 2013, the Company recorded revenue of $261.6 million, a decrease of 3.6% on a constant currency basis compared to the prior-year period. Total unsecured consumer lending revenue was $170.2 million, down 2.7% on a constant currency basis over the prior-year period, and includes revenue from internet-based loans of $59.8 million, which decreased 19.7% on a constant currency basis compared to the prior-year period. Secured pawn lending, although unfavorably impacted by lower gold prices, contributed $21.9 million of total revenue, an increase of 10.3% on a constant currency basis compared to the prior-year period.

The consolidated loan loss provision for unsecured loans, expressed as a percentage of gross consumer lending revenue, was 27.8% for the fiscal first quarter compared to 25.7% for the three months ended June 30, 2013. The loan loss provision for the quarter was unfavorably impacted by continued higher loan defaults in the United Kingdom principally resulting from the implementation of the three loan roll-over limitation, in addition to a modification of the Company’s collection practices that place additional limitations on the number and duration of electronic debit attempts to a customer’s account. The Company continues to anticipate that loan losses will be elevated in the near-term because of changes in collection practices that were completed during the quarter, but believes a portion of the loans will be collected manually by in-house collectors, as the Company becomes more efficient at leveraging the significant investments it has made in its global dialer technology, and new and expanded collections and call center facilities. As a percentage of total unsecured loan originations or principal lent, the consolidated unsecured loan loss provision for the quarter ended September 30, 2013 was 6.6%.

Collectively, including a net $0.6 million in non-operating and unusual charges for the three months ended September 30, 2013, and $13.2 million of net non-operating and unusual charges for the three months ended September 30, 2012, income before income taxes on a GAAP basis was $10.0 million for the quarter ended September 30, 2013 compared to income before income taxes of $17.4 million for the prior-year period, resulting in a net loss of $0.7 million for the quarter compared to net income of $8.6 million for the prior-year period. Diluted earnings per share on a GAAP basis was a loss of $0.02 for the fiscal 2014 first quarter compared to a positive $0.19 per share for the prior-year period.

With respect to the Company’s operating earnings, excluding net non-operating and unusual charges for both periods, pro forma income before income taxes was $10.6 million for the fiscal 2014 first quarter, compared to pro forma income before income taxes of $30.6 million for the prior-year period. Considering a pro forma effective income tax rate from operations of 38.0%, diluted pro forma operating earnings per share was $0.16 for the fiscal 2014 first quarter compared to $0.47 per share for the prior-year period. A table reconciling pro forma income before income taxes and diluted pro forma operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is presented at the back of this news release.

Fiscal Year 2014 Outlook

The Company is maintaining its guidance range for fiscal year 2014 of adjusted EBITDA between $200.0 million and $240.0 million, which continues to take into account the significant fluidity in the regulatory environment in the United Kingdom, potential fluctuations in currency translation rates, and volatility in the worldwide gold market. Considering a pro forma effective income tax rate from operations of 38.0%, the Company is projecting diluted pro forma operating earnings per share, which excludes any non-operating and unusual charges, of between $0.65 and $1.27 for the twelve months ending June 30, 2014.

Company Liquidity

As of September 30, 2013, the Company had drawn $47.8 million against its global revolving credit facility. Furthermore, as of September 30, 2013, the Company had drawn £1.8 million of its £2.5 million credit facilities in the United Kingdom, and had drawn SEK 75.0 million and EUR 2.6 million of its total SEK 115.0 million and EUR 10.8 million credit facilities, respectively, in Scandinavia.

After repurchasing 1.0 million shares of its common stock at an average share price of $13.10 during the three months ended September 30, 2013, the Company had $55.8 million of excess investible cash on its balance sheet at September 30, 2013. As of September 30, 2013, the Company had completed the repurchase of 5.0 million shares under its previous repurchase plan, and is authorized to repurchase approximately 4.5 million additional shares of its common stock under its newly authorized share repurchase plan.

On October 25, 2013, the Company entered into a new five-year $180.0 million global revolving credit facility, with the potential to further expand the credit facility to $230.0 million. Interest payable on borrowings under the new facility will be derived from a pricing grid based on the Company’s total secured leverage ratio, which currently allows borrowings at a weighted average interest rate of approximately 5.0%. The new revolving credit facility is set to mature on October 25, 2018, subject to earlier maturity in the event that the outstanding unsecured notes issued by the Company’s National Money Mart subsidiary are not refinanced by September 14, 2016 or the Company’s outstanding 3.25% convertible notes are not refinancing by January 15, 2017.

Investors Conference Call

The Company will be holding an investor’s conference call today at 4:30 pm ET to discuss its results for the fiscal 2014 first quarter. Investors can participate in the conference call by dialing (866) 416-5346 (U.S. and Canada) or (913) 981-5518 (International); use the confirmation code “5295905.” Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, Norman Miller, the Company’s President and Chief Operating Officer, and Randy Underwood, Executive Vice President and Chief Financial Officer. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through November 6, 2013. If you wish to listen to the replay of this conference call, please dial (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (International) and enter passcode “5295905.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland.  The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries.  For more information, please visit the Company’s website at www.dfcglobalcorp.com.

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service.  The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs.  In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

Forward-Looking Statements
This news release contains forward-looking statements, including, among other things, statements regarding the following: the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; recent acquisitions and their expected benefits; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the respective regulatory environments, including changes in laws affecting how we do business and the regulatory bodies which govern us; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services, or changes to our existing products and services, on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various U.S. Federal or state, U.K., or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has disclosed in this press release the following information which management believes provides useful information to investors:

•	Selected local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding non-operating, unusual and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	September 30,
	2013	2013
Assets:
Cash and cash equivalents	$196.2	$205.3
Consumer loans, net:
Consumer loans	229.9	242.3
Less: Allowance for loan losses	(39.7)	(45.9)

Consumer loans, net	190.2	196.4
Pawn loans, net	154.4	159.6
Loans in default, net	31.2	30.9
Prepaid expenses and other current assets	86.8	87.9
Fair value of derivatives	31.2	13.5
Deferred tax assets, net	4.9	3.2
Property and equipment, net	122.8	128.1
Goodwill and other intangibles, net	866.4	893.0
Debt issuance costs, net and other assets	37.6	37.8

Total Assets	$1,721.7	$1,755.7

Liabilities:
Accounts and income taxes payable	$70.4	$59.8
Accrued expenses and other liabilities	128.8	150.2
Fair value of derivatives	-	8.9
Deferred tax liability	49.8	49.2
Revolving credit facilities and other short-term debt	67.0	71.7
Total long-term debt	975.0	971.5

Total Liabilities	1,291.0	1,311.3

Stockholders’ Equity:
Additional paid-in capital	447.3	437.0
Retained earnings (accumulated deficit)	(1.5)	(2.2)
Accumulated other comprehensive (loss) income	(15.1)	9.6

Total Stockholders’ Equity	430.7	444.4

Total Liabilities and Stockholders’ Equity	$1,721.7	$1,755.7

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended
	September 30,
	2012		2013

Revenues:
Fees from consumer lending	$	178.6	$170.2
Check cashing fees		32.7	30.4
Pawn service fees and sales		19.7	21.9
Purchased gold sales		14.2	10.1
Money transfer fees		9.5	8.7
Other		22.0	20.3

Total revenues		276.7	261.6

Operating expenses:
Salaries and benefits		58.5	60.9
Provision for losses on secured loans		38.4	47.3
Occupancy costs		16.8	18.0
Advertising		15.6	12.0
Depreciation		6.6	6.4
Bank charges and armored carrier services		5.7	5.2
Maintenance and repairs		4.2	4.6
COGS — purchased gold		10.2	9.5
Other		26.5	29.1

Total operating expenses		182.5	193.0

Operating margin		94.2	68.6

Corporate and other expenses:
Corporate expenses		31.0	28.6
Interest expense, net		32.1	29.7
Other depreciation and amortization		6.6	4.0
Unrealized foreign exchange (gain) loss		(1.1)	(4.1)
Goodwill and intangible assets impairment charge		5.5	-
Provision for litigation settlements		2.7	-
Loss on store closings and other costs		-	0.4

Income before income taxes (incl. non-controlling interest)		17.4	10.0
Income tax provision		8.8	10.7

Net income (loss)		$8.6	$(0.7)

Net income (loss) per share
Basic	$	0.20	$(0.02)
Diluted	$	0.19	$(0.02)

Weighted average shares outstanding
Basic		43.2	40.0
Diluted		44.4	40.0

Revenue Breakdown by Channel and Product

	Revenue By Channel ($M)
	Three Months Ended September 30, 2013
				Year-over-Year
				Constant Currency Growth
	Retail/			Retail/
Region	Other	Internet	Total	Other	Internet	Total
United Kingdom (1)	$74.2	$50.2	$124.4	4.5%	-19.8%	-6.9%
Canada	79.1	3.4	82.5	0.3%	51.6%	1.7%
United States	31.5	N/A	31.5	-2.0%	N/A	-2.0%
Continental Europe (2)	17.0	6.2	23.2	13.5%	-36.7%	-6.3%
Total Revenue	$201.8	$59.8	$261.6	2.4%	-19.7%	-3.6%

	1) Decreased loan volume due to the regulatory transition and
	related current competitive disadvantage in the United Kingdom.
	2) Represents impact of transition to new longer-term lending
	products in Finland following regulatory changes in that market.

	Revenue By Product ($M)
	Three Months Ended September 30, 2013
					Year-over-Year Constant Currency Growth
	Unsecured	Pawn	Other		Unsecured	Pawn
Region	Lending	Lending	Products	Total	Lending (1)	Lending	Other (2)	Total
United Kingdom	$89.1	$11.2	$24.1	$124.4	-7.2%	4.7%	-10.5%	-6.9%
Canada	52.1	0.1	30.3	82.5	6.9%	N/M	-6.3%	1.7%
United States	18.0	N/M	13.5	31.5	3.9%	N/M	-8.9%	-2.0%
Continental Europe	11.0	10.6	1.6	23.2	-15.7%	15.9%	-37.9%	-6.3%
Total Revenue	$170.2	$21.9	$69.5	$261.6	-2.7%	10.3%	-9.3%	-3.6%

	1) Reflects the impact of the transition to new regulatory platforms in the U.K. and Finland.
	2) Primary driver of lower “other” revenue is decreased purchased gold sales and lower loan volume for the
	U.S. based DFS military lending services business.

Pro forma Net Income Reconciliation

Pro forma net income and diluted pro forma operating earnings per share are not items prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude non-operating, unusual and non-cash charges and credits as described below, and diluted pro forma operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted pro forma operating earnings per share as indications of its financial performance excluding non-operating, unusual and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted pro forma operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted pro forma operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended
	September 30,
	2012	2013
Income before income taxes (incl. non-controlling interest)	$17.4	$10.0
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	4.5	4.2
Unrealized foreign exchange (gain) loss	(1.1)	(4.1)
Goodwill and other intangible assets impairment charge	5.5	-
Cross-currency swap amortization	1.6	-
Provision for litigation settlements	2.7	-
Acquisition costs expensed	0.4	0.2
Other items, net	(0.4)	0.3

Pro forma income before income taxes	30.6	10.6
Pro forma income taxes (32% for 2012; 38% for 2013)	9.8	4.0

Pro forma net income	$20.8	$6.6

Weighted average diluted shares outstanding	44.4	40.7

Diluted pro forma operating earnings per share	$0.47	$0.16

Diluted GAAP earnings (loss) per share	$0.19	$(0.02)

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended
	September 30,
	2012	2013
Income before income taxes (incl. non-controlling interest)	$17.4	$10.0
Add:
Depreciation and amortization	13.2	10.4
Interest expense, net	32.1	29.7
Stock based compensation expense	3.3	2.3
Unrealized foreign exchange (gain) loss	(1.1)	(4.1)
Goodwill and other intangible assets impairment charge	5.5	-
Provision for litigation settlements	2.7	-
Acquisition costs expensed	0.4	0.2
Other items, net	(0.6)	0.4

Adjusted EBITDA	$72.9	$48.9

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended
	September 30,
	2012	2013
De novo Store Builds
United States	0	0
Canada	4	2
United Kingdom	13	4
Poland	3	0
Romania	0	0
Spain	3	0
Sweden	0	0
Finland	0	0

Total	23	6

Acquired Stores
United States	0	0
Canada	2	0
United Kingdom	19	0
Poland	0	0
Romania	0	0
Spain	0	0
Sweden	0	0
Finland	0	0

Total	21	0

Closed Stores
United States	3	0
Canada	0	0
United Kingdom	1	2
Poland	0	0
Romania	0	0
Spain	0	0
Sweden	0	0
Finland	0	0

Total	4	2

Ending Company-Operated Stores
United States	301	292
Canada	480	481
United Kingdom	546	580
Poland	12	28
Romania	0	32
Spain	11	30
Sweden	22	22
Finland	13	13

Total Ending Company-Operated Stores	1,385	1,478

Ending Franchise/Agent Stores
Canada	12	10
U.K.	32	0

Total Ending Franchise/Agent Stores	44	10

Total Ending Store Count	1,429	1,488